UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2024

Diebold Nixdorf, Incorporated

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-4879	34-0183970
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

50 Executive Parkway, P.O. Box 2520 Hudson, OH	44236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 490-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	DBD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 13, 2024, Diebold Nixdorf, Incorporated (the “Company”), as borrower, entered into a credit agreement (the “Revolving Credit Agreement”) with certain financial institutions party thereto, as lenders, and PNC Bank, National Association, as administrative agent and collateral agent. The Revolving Credit Agreement provides for a superior-priority senior secured revolving credit facility (the “Credit Facility”) in an aggregate principal amount of $200 million, which includes a $50 million letter of credit sub-limit and a $20 million swing loan sub-limit. Borrowings under the Credit Facility may be used by the Company for (i) the Repayment (as defined below) and (ii) general corporate purposes and working capital. As of the effective date of the Revolving Credit Agreement, the Credit Facility is fully drawn.

Concurrently with the closing of the Credit Facility, the Company prepaid $200 million (the “Repayment”) of outstanding principal of its senior secured term loans under its credit agreement, dated as of August 11, 2023 (the “Exit Credit Agreement”), by and among the Company, certain financial institutions party thereto, as lenders, GLAS USA LLC, as administrative agent, and GLAS Americas LLC, as collateral agent. The Repayment pays down a portion of the borrowings outstanding under the Company’s existing $1.25 billion senior secured term loan credit facility (the “Exit Facility”). After giving effect to the Repayment, the outstanding principal amount of senior secured term loans under the Exit Facility is $1.05 billion.

The Company may repay the loans under the Credit Facility at any time. Amounts borrowed and repaid under the Credit Facility may be reborrowed.

The Credit Facility will mature on February 13, 2027.

The obligations of the Company under the Credit Facility are guaranteed by certain subsidiaries of the Company that are organized in the United States (the “Guarantors”). The Credit Facility and related guarantees are secured by perfected super-priority senior security interests and liens on substantially all assets of the Company and each Guarantor.

Loans under the Credit Facility bear interest at an adjusted secured overnight financing rate plus 4.00% per annum or an adjusted base rate plus 3.00% per annum.

The Credit Facility includes conditions precedent, representations and warranties, affirmative and negative covenants and events of default that are customary for financings of this type and size.

The above summary of the Revolving Credit Agreement is qualified in its entirety by reference to the Revolving Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Credit Agreement, dated as of February 13, 2024, by and among Diebold Nixdorf, Incorporated, the financial institutions party thereto, as lenders, and PNC Bank, National Association, as administrative agent and collateral agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and similar attachments to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of all omitted schedules and similar attachments to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold Nixdorf, Incorporated

Date: February 13, 2024	By:	/s/ Elizabeth Radigan
Elizabeth Radigan
Executive Vice President, Chief Legal Officer and Secretary